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                                                                       EXHIBIT 8





                                            April 19, 1995



National Rural Utilities Cooperative
  Finance Corporation
Woodland Park
2201 Cooperative Way
Herndon, Virginia 22071-3025

Dear Sirs:

        We have acted as counsel for National Rural Utilities Cooperative Finance Corporation (the "Company") in connection with the proposed public offering from time to time, directly to purchasers or through agents or underwriters to be designated from time to time (which may include Lehman Brothers Inc. and others), of Collateral Trust Bonds of the Company (the "Bonds"), such Bonds to be issued under an Indenture dated as of February 15, 1994 (said Indenture, as supplemented from time to time, being herein called the "Indenture"), between the Company and First Bank National Association, as Trustee, as contemplated in the Company's Registration Statement filed on Form S-3 (No. 33-56065) on October 18, 1994 and amended on or about the date hereof (the "Registration Statement") pursuant to Rule 415 under the Securities Act of 1933. We submit this opinion for use as Exhibit 8 to the Registration Statement and hereby consent to the use of this opinion in the Registration Statement and to the use of this opinion in the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus.

        In our opinion, the discussion under the caption "United States Taxation" in the Prospectus included as part of the Registration Statement is correct in all material respects.

                                            Very truly yours,

                                            /s/ Milbank, Tweed, Hadley & McCloy



BK/MAW